Exhibit 99.2

ROUSE PROPERTIES, INC. DEBUTS AS PUBLICLY TRADED REGIONAL MALL REIT

NEW YORK—Jan. 12, 2012—Today, Rouse Properties, Inc. (NYSE: RSE) (Rouse) becomes an independent regional mall company that will formally commence “regular way” trading under the symbol RSE when the New York Stock Exchange opens January 13, 2012.

Rouse is a publicly traded real estate investment trust (REIT) focused on the management, redevelopment, repositioning and acquisition of Class B regional malls. Initially, the Rouse portfolio consists of 30 geographically diverse enclosed malls, encompassing more than 21 million square feet in 19 states.

“The formation of a new REIT solely focused on Class B regional malls is a unique opportunity and Rouse is well positioned to not only achieve success, but continue building on its platform over time to further strengthen its market position,” said Andrew Silberfein, president and CEO of Rouse. “Rouse has the scale, capital and talent, as well as the flexibility and creativity to innovate and deliver the quality that Rouse is committed to achieving. This is an exciting day for Rouse and for our entire team of outstanding professionals.”

Executives with Rouse Properties, Inc. rang The Closing Bell® of the New York Stock Exchange today to commemorate the company’s entry on the NYSE.

General Growth Properties, Inc. (NYSE: GGP) completed the spin-off of Rouse through the distribution of shares of Rouse common stock to holders of GGP common stock. Under the terms of the spin-off, GGP stockholders received approximately 0.0375 shares of Rouse common stock for every share of GGP common stock owned as of the record date of December 30, 2011. Rouse is being advised on the spin-off by Wells Fargo Securities/Eastdil Secured, RBC Capital Markets, Deutsche Bank Securities Inc. and Goldman, Sachs & Co.

All information previously made public about Rouse can be found at rouseproperties.com.

About Rouse Properties, Inc.

Rouse Properties is a publicly traded real estate investment trust headquartered in New York City and founded on a legacy of innovation and creativity. Among the country’s largest publicly traded regional mall owners, the company’s geographically diverse portfolio spans the United States from coast to coast, and includes 30 malls in 19 states encompassing approximately 21 million square feet of space. For more information, visit rouseproperties.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of federal securities laws, including statements regarding expectations that are not historical facts. Rouse cautions that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, including changes in market conditions, unanticipated developments, competitive conditions, and other risk factors that Rouse identifies in its Form 10 registration statement and other filings that it makes with the Securities and Exchange Commission from time to time. Any of these factors could cause actual results to differ materially from the expectations expressed or implied in this press release. Rouse undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Media Contact: Rebecca Stenholm, 212.608.6108